Exhibit 10.4

AMENDMENT 8

This Amendment 8 (this “Amendment”) to the Group Long Term Disability Reinsurance Agreement between Symetra Life Insurance Company (“Insurer”) of Bellevue, Washington and Reliance Standard Life Insurance Company doing business as Custom Disability Solutions, as Managing Agent (“Managing Agent”) for each of the participating reinsurers collectively referred to in the Reinsurance Agreement as the American Disability Reinsurance Underwriters Syndicate (ADRUS or “Reinsurer”), originally effective January 1, 1999, as amended (the “Reinsurance Agreement”), is entered into between Symetra and Managing Agent effective as of June 1, 2013.

The parties agree that Article IV of the Reinsurance Agreement shall be amended by the addition of the following section E:

E. Insurer hereby delegates to the Managing Agent any discretionary authority the Insurer may have under employer plans or the terms and conditions of plan documents (including, but not limited to, the reinsured Policies and certificates, summary plan descriptions, and/or other plan documents read separately or in combination with others), with respect to interpreting the provisions of the plans and the reinsured Policies and determining eligibility for benefits.

All provisions of the Reinsurance Agreement not in conflict with the provisions of this Amendment will continue unchanged.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed on its behalf by the signature of its duly authorized representative as of the dates shown below:

CUSTOM DISABILITY SOLUTIONS		SYMETRA LIFE INSURANCE COMPANY

By:	/s/ Paul K. Fields	By:	/s/ Thomas M. Foran

Name:	Paul K. Fields	Name:	Thomas M. Foran

Title:	CFO	Title:	Vice President

Date:	6/17/2013	Date:	7/9/2013